Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-26853 and No. 333-193654) and Form S-8 (No. 333-69527, No. 333-57538 and No. 333-192188) of Media General, Inc. of our report dated April 14, 2014, relating to the financial statements of Federated Media Publishing, Inc., which appear in LIN Media, LLC’s Form 8-K/A dated April 21, 2014.

/s/ BDO USA, LLP

San Francisco, California

April 28, 2014